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                                                                     Exhibit 4.4

                                     WARRANT
                       To Purchase Class A Common Stock of
                         MODEM MEDIA . POPPE TYSON, INC.
                                  Warrant No. 1
                  No. of Shares of Class A Common Stock: 95,000
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                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----

1.    DEFINITIONS                                                              1
2.    EXERCISE OF WARRANT                                                      4
2.1.  Manner of Exercise                                                       4
2.2.  Payment of Taxes                                                         5
2.3.  Fractional Shares                                                        5
2.4.  Continued Validity                                                       5
3.    TRANSFER, DIVISION AND COMBINATION                                       6
3.1.  Transfer                                                                 6
3.2.  Division and Combination                                                 6
3.3.  Expenses                                                                 6
3.4.  Maintenance of Books                                                     6
4.    ADJUSTMENTS                                                              6
4.1.  Stock Dividends, Subdivisions and Combinations                           7
4.2.  Certain Other Distributions and Adjustments                              7
4.3.  Reorganization, Reclassification, Merger,
        Consolidation or Disposition of Assets                                 8
4.4.  Other Action Affecting Common Stock                                      8
5.    NOTICES TO WARRANT HOLDERS                                               9
6.    NO IMPAIRMENT                                                            9
7.    RESERVATION AND AUTHORIZATION OF COMMON STOCK;
        REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY           10
8.    TAKING OF RECORD; STOCK AND WARRANT TRANSFER BOOKS                      10
9.    RESTRICTIONS ON TRANSFERABILITY                                         10
9.1.  Restrictive Legend                                                      10
9.2.  Restrictions on Transfer; Registration of Transfers and Exchanges       11
9.3.  Shelf Registration Statement                                            11
9.4.  Registration Procedures                                                 11
9.5.  Expenses                                                                13
9.6.  Indemnification and Contribution                                        13
9.7.  Termination of Restrictions                                             14
9.8.  Representations of GE Capital                                           15
9.9.  Listing on Securities Exchange                                          15
10.   SUPPLYING INFORMATION                                                   15
11.   LOSS OR MUTILATION                                                      16
12.   OFFICE OF COMPANY                                                       16
13.   FINANCIAL AND BUSINESS INFORMATION                                      16
13.1. Quarterly Information                                                   16
13.2. Annual Information                                                      16
13.3. Filings                                                                 17
14.   LIMITATION OF LIABILITY                                                 17
15.   MISCELLANEOUS                                                           17
15.1. Nonwaiver and Expenses                                                  17
15.2. Notice Generally                                                        17
15.3. Remedies                                                                18
15.4. Successors and Assigns                                                  18
15.5. Amendment                                                               18
15.6. Severability                                                            19
15.7. Headings                                                                19
15.8. Governing Law                                                           19


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THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT. No. of Shares of Class A Common Stock: 95,000 Warrant No. 1

                                     WARRANT
                       To Purchase Class A Common Stock of
                         MODEM MEDIA.POPPE TYSON, INC.

THIS IS TO CERTIFY THAT GENERAL ELECTRIC CAPITAL CORPORATION, or registered assigns, is entitled, at any time during the Exercise Period (as hereinafter defined), to purchase from MODEM MEDIA.POPPE TYSON, INC., a Delaware corporation ("Company"), 95,000 shares of Class A Common Stock (as hereinafter defined and subject to adjustment as provided herein), in whole or in part, including fractional parts, at a purchase price of $24.32 per share (subject to adjustment as provided herein) all on the terms and conditions and pursuant to the provisions hereinafter set forth.

This Warrant is being issued in connection with GE Capital and the Company entering into a Services Agreement with Company on the date hereof. For all income tax purposes, (a) Company and GE Capital agree that the fair market value of this Warrant is $587,100 and (b) Company and GE Capital will treat $587,100 of the consideration payable by GE Capital under the foregoing Services Agreement as the purchase price of this Warrant.

DEFINITIONS

As used in this Warrant, the following terms have the respective meanings set forth below:

"Additional Shares of Common Stock" shall mean all shares of Common Stock issued by Company after the date hereof, other than Warrant Stock.

"Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

"Commission" shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

"Common Stock" shall mean (except where the context otherwise indicates) the Class A Common Stock, $0.001 par value, of Company as constituted on the date hereof, and any capital stock into which such Common Stock may thereafter be changed, and shall also include (i) capital stock of Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof which is also not preferred as to dividends or assets over any other class of stock of Company and which is not subject to redemption and (ii) shares of common stock of any successor or acquiring corporation (as defined in Section 4.3) received by or distributed to the holders of Common Stock of Company in the circumstances contemplated by Section 4.3.

"Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property,

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for Additional Shares of Common Stock, either immediately or upon the occurrence of a specified date or a specified event.

"Current Market Price" shall mean, in respect of any share of Common Stock on any date herein specified, the average of the daily market prices for 20 consecutive Business Days commencing 30 days before such date. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange or Nasdaq National Market ("Nasdaq") on which such Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange or Nasdaq, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or Nasdaq, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange or Nasdaq, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the NASD selected mutually by the Majority Holders and Company or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the Majority Holders and one of which shall be selected by Company.

"Current Warrant Price" shall mean, in respect of a share of Common Stock at any date herein specified, the price at which a share of Common Stock may be purchased pursuant to this Warrant on such date.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

"Exercise Period" shall mean the period during which this Warrant is exercisable pursuant to Section 2.1. "Expiration Date" shall mean August 9, 2004.

"Fully Diluted Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock Outstanding at such date and all shares of Common Stock issuable in respect of this Warrant outstanding on such date, and other options or warrants to purchase, or securities convertible into, shares of Common Stock outstanding on such date which would be deemed outstanding in accordance with GAAP for purposes of determining book value or net income per share on a fully diluted basis.

"GAAP" shall mean generally accepted accounting principles in the United States of America as from time to time in effect.

"GE Capital" shall mean General Electric Capital Corporation, a New York corporation. "Holder" shall mean the Person in whose name the Warrant set forth herein is registered on the books of Company maintained for such purpose.

"Majority Holders" shall mean the holders of Warrants exercisable for in excess of 50% of the aggregate number of shares of Common Stock then purchasable upon exercise of all Warrants, whether or not then exercisable.

"NASD" shall mean the National Association of Securities Dealers, Inc., or any successor corporation thereto.

"Other Property" shall have the meaning set forth in Section 4.3.

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"Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of Company or any subsidiary thereof, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

"Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

"Restricted Common Stock" shall mean shares of Common Stock which are, or which upon their issuance on the exercise of this Warrant would be, evidenced by a certificate bearing the restrictive legend set forth in Section 9.1(a).

"Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"Transfer" shall mean any disposition of any Warrant or Warrant Stock or of any interest in either thereof, which would constitute a sale thereof within the meaning of the Securities Act.

"Warrants" shall mean this Warrant and for purposes of Section 9 hereof, all warrants issued upon transfer, division or combination of, or in substitution therefor.

"Warrant Price" shall mean an amount equal to (i) the number of shares of Common Stock being purchased upon exercise of this Warrant pursuant to Section 2.1, multiplied by (ii) the Current Warrant Price as of the date of such exercise.

"Warrant Stock" shall mean the shares of Common Stock purchased by the holders of the Warrants upon the exercise thereof.

EXERCISE OF WARRANT

Manner of Exercise. From and after the date hereof and until 5:00 P.M., New York time, on the Expiration Date (the "Exercise Period"), Holder may exercise this Warrant, on any Business Day, for all or any part of the number of shares of Common Stock purchasable hereunder. In order to exercise this Warrant, in whole or in part, Holder shall deliver to Company at its principal office at 230 East Avenue, Norwalk, Connecticut 06855 or at the office or agency designated by Company pursuant to Section 12, (i) a written notice of Holder's election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased, (ii) payment of the Warrant Price and (iii) this Warrant. Such notice shall be substantially in the form of the subscription form appearing at the end of this Warrant as Exhibit A, duly executed by Holder or its agent or attorney. Upon receipt thereof, Company shall, as promptly as practicable, and in any event within ten (10) Business Days thereafter, execute or cause to be executed and deliver or cause to be delivered to Holder a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as such Holder shall request in the notice and shall be registered in the name of Holder or, subject to Section 9, such other name as shall be designated in the notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the notice, together

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with the cash or check or other payment as provided below and this Warrant, is received by Company as described above and all taxes required to be paid by Holder, if any, pursuant to Section 2.2 prior to the issuance of such shares have been paid. If this Warrant shall have been exercised in part, Company shall, at the time of delivery of the certificate or certificates representing Warrant Stock, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of Holder, appropriate notation may be made on this Warrant and the same returned to Holder. Notwithstanding any provision herein to the contrary, Company shall not be required to register shares in the name of any Person who acquired this Warrant (or part hereof) or any Warrant Stock otherwise than in accordance with this Warrant. Payment of the Warrant Price shall be made by certified or official bank check.

Payment of Taxes. All shares of Common Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable and without any preemptive rights. Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by law upon Holder, in which case such taxes or charges shall be paid by Holder. Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock issuable upon exercise of this Warrant in any name other than that of Holder, and in such case Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the satisfaction of Company that no such tax or other charge is due.

Fractional Shares. Company shall not be required to issue a fractional share of Common Stock upon exercise of any Warrant. As to any fraction of a share which the Holder of one or more Warrants, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, except as otherwise provided in Section 2.1, Company shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the Current Market Price per share of Common Stock on the date of exercise.

Continued Validity. A holder of shares of Common Stock issued upon the exercise of this Warrant, in whole or in part (other than a holder who acquires such shares after the same have been publicly sold pursuant to a Registration Statement under the Securities Act or sold pursuant to Rule 144 thereunder), shall continue to be entitled with respect to such shares to all rights to which it would have been entitled as Holder under Sections 9, 10 and 15 of this Warrant. Company will, at the time of each exercise of this Warrant, in whole or in part, upon the request of the holder of the shares of Common Stock issued upon such exercise hereof, acknowledge in writing, in form reasonably satisfactory to such holder, its continuing obligation to afford to such holder all such rights; provided, however, that if such holder shall fail to make any such request, such failure shall not affect the continuing obligation of Company to afford to such holder all such rights.

TRANSFER, DIVISION AND COMBINATION

Transfer. Subject to compliance with Section 9 hereof, transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of Company referred to in Section 2.1 or the office or agency designated by Company pursuant to Section 12, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, Company shall, subject to Section 9, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of

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assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned in compliance with Section 9, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued.

Division and Combination. Subject to Section 9, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder or its agent or attorney. Subject to compliance with Section 3.1 and with Section 9, as to any transfer which may be involved in such division or combination, Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

Expenses. Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 3.

Maintenance of Books. Company agrees to maintain, at its aforesaid office or agency, books for the registration and the registration of transfer of the Warrants.

ADJUSTMENTS

The number of shares of Common Stock for which this Warrant is exercisable, or the price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Section 4. Company shall give each Holder notice of any event described below which requires an adjustment pursuant to this Section 4 at the time of such event.

Stock Dividends, Subdivisions and Combinations. If at any time Company shall: take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Additional Shares of Common Stock,subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then (i) the number of shares of Common Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Current Warrant Price shall be adjusted to equal (A) the Current Warrant Price multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares for which this Warrant is exercisable immediately after such adjustment.

Certain Other Distributions and Adjustments. 1) If at any time Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of: cash,any evidences of its indebtedness, any shares of its stock or any other securities or property of any nature whatsoever (other than cash, Convertible Securities or Additional Shares of Common Stock), or any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of its stock or any other securities or property of any nature whatsoever (other than cash, Convertible Securities or Additional Shares of Common Stock),then Holder shall be entitled to receive such dividend or distribution as if Holder had exercised this Warrant.

A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by Company to the holders of its Common Stock of such shares of such other class of stock within the meaning of paragraph (a) above and, if the outstanding shares of Common Stock

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shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 4.1.

Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("Other Property"), are to be received by or distributed to the holders of Common Stock of Company, then each Holder shall have the right thereafter to receive, upon exercise of such Warrant, the number of shares of common stock of the successor or acquiring corporation or of Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of Company) in order to provide for adjustments of shares of Common Stock for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 4. For purposes of this Section 4.3, "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 4.3 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

Other Action Affecting Common Stock. In case at any time or from time to time Company shall take any action in respect of its Common Stock, other than any action described in this Section 4, then, unless such action will not have a materially adverse effect upon the rights of the Holders, the number of shares of Common Stock or other stock for which this Warrant is exercisable and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

NOTICES TO WARRANT HOLDERS

Whenever the number of shares of Common Stock for which this Warrant is exercisable, or whenever the price at which a share of such Common Stock may be purchased upon exercise of the Warrants, shall be adjusted pursuant to Section 4, Company shall forthwith prepare a certificate to be executed by the chief financial officer of Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated, specifying the number of shares of Common Stock for which this Warrant is exercisable and (if such adjustment was made pursuant to Section 4.3 or 4.4) describing the number and kind of any other shares of stock or Other Property for which this Warrant is exercisable, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. Company shall promptly cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 15.2. Company shall keep at its office or agency designated pursuant to Section 12 copies of all such certificates and cause the same to be available for inspection at said office during

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normal business hours by any Holder or any prospective purchaser of a Warrant designated by a Holder thereof.

NO IMPAIRMENT

Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, Company will take all such action as may be necessary or appropriate in order that Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, including taking such action as is necessary for the Current Warrant Price to be not less than the par value of the shares of Common Stock issuable upon exercise of this Warrant, and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable Company to perform its obligations under this Warrant.

Upon the request of Holder, Company will at any times during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to Holder, the continuing validity of this Warrant and the obligations of Company hereunder.

RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY From and after the date hereof, Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock which shall be so issuable, when issued upon exercise of any Warrant and payment therefor in accordance with the terms of such Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

Before taking any action which would result in an adjustment in the number of shares of Common Stock for which this Warrant is exercisable or in the Current Warrant Price, Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

If any shares of Common Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any governmental authority or other governmental approval or filing under any federal or state law (otherwise than as provided in Section 9) before such shares may be so issued, Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered or such approval to be obtained or filing made.

TAKING OF RECORD; STOCK AND WARRANT TRANSFER BOOKS

In the case of all dividends or other distributions by Company to the holders of its Common Stock with respect to which any provision of Section 4 refers to the taking of a record of such holders, Company will in each such case take such a record and will take such record as of the close of business on a Business Day. Company will not at any time, except upon dissolution, liquidation or winding up of Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

RESTRICTIONS ON TRANSFERABILITY

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The Warrants and the Warrant Stock shall not be transferred, hypothecated or assigned before satisfaction of the conditions specified in this Section 9, which conditions are intended to ensure compliance with the provisions of the Securities Act with respect to the Transfer of any Warrant or any Warrant Stock. Holder, by acceptance of this Warrant, agrees to be bound by the provisions of this Section 9.

Restrictive Legend. 2) Except as otherwise provided in this Section 9, each certificate for Warrant Stock initially issued upon the exercise of this Warrant, and each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred in violation of such Act or the rules and regulations thereunder." Except as otherwise provided in this Section 9, each Warrant shall be stamped or otherwise imprinted with a legend in substantially the following form: "This Warrant and the securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be transferred in violation of such Act, the rules and regulations thereunder or the provisions of this Warrant."

Restrictions on Transfer; Registration of Transfers and Exchanges. Prior to any proposed transfer of the Warrants or the Warrant Stock, unless such transfer is
(a) made pursuant to an effective registration statement under the Securities Act, or (b) to an affiliate of the Holder, the transferring Holder will deliver to Company an opinion of counsel, reasonably satisfactory in form and substance to Company, to the effect that the Warrants or Warrant Stock, as applicable, may be sold or otherwise transferred without registration under the Securities Act. No Warrant may be transferred to any Person unless the issuance of Warrant Stock to such Person upon the exercise of such Warrant would be exempt from registration under the Securities Act.

Shelf Registration Statement. Company shall prepare and file with the Commission a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Warrant Stock (the "Shelf Registration Statement"). The Shelf Registration Statement shall be on the appropriate form permitting registration of the Warrant Stock for resale by the holders thereof in the manner designated by them. Company shall not permit any securities other than the Warrant Stock to be included in the Shelf Registration Statement.

Registration Procedures.

Company will:

prepare and file with the Commission the Shelf Registration Statement on for before June 9, 2000 and use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to August 9, 2000, and to keep the Shelf Registration Statement continuously effective under the Securities Act until August 9, 2004 or such shorter period ending when all shares of Warrant Stock have been sold in the manner set forth and as contemplated in the Shelf Registration Statement (the "Effectiveness Period") as expeditiously as possible, prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith or any document incorporated therein by reference as may be necessary to keep the Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Warrant Stock until the expiration of the Effectiveness Period; provided, however, that Company shall not be required to amend or supplement the Shelf Registration Statement or the prospectus used in connection therewith or any document incorporated therein by reference, in the event that, and for a period not to exceed 90 consecutive days or an aggregate of 180 days in any 12-month period if, (I) an event occurs and

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

is continuing as a result of which the Shelf Registration Statement would, in Company's good faith judgment, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and
(ii)(a) Company determines in its good faith judgment that the disclosure of such event at such time would have a material adverse effect on the business, operations or prospectus of Company or (b) the disclosure otherwise relates to a pending material business transaction that has not been publicly disclosed;

as expeditiously as possible, furnish to the holders of Warrant holders such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such holders may reasonably request;as expeditiously as possible, use its best efforts to register or qualify the securities covered by the Shelf Registration Statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each holder of such securities shall request (provided, however, that Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service or process), and do such other reasonable acts and things as may be required of it to enable such holder to consummate the disposition in such jurisdiction of the Warrant Stock; and as expeditiously as possible, otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the Shelf Registration Statement, an earnings statement covering a period of at least 12 months beginning after the effective date of the Shelf Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act.

It shall be a condition precedent to the obligation of Company under to this
Section 9 that the holders of the Warrant Stock shall furnish to Company such information regarding the Warrant Stock held by such holders and the intended method of disposition thereof as Company shall reasonably request and as shall be required in connection with the action taken by Company.

Expenses. All expenses incurred in complying with Section 9, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), printing expenses, fees and disbursements of counsel for Company, the reasonable fees and expenses of one counsel for the holders of the Warrant Stock (selected by the Majority Holders), expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 9.4(d), shall be paid by Company.

Indemnification and Contribution. i) Company shall indemnify and hold harmless the holder of the Warrant Stock, such holder's directors and officers, and each other Person who participated in the offering of such Warrant Stock and each other Person, if any, who controls such holder or such participating Person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such holder or any such director or officer or participating Person or controlling Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in the Shelf Registration Statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such holder or such director, officer or participating Person or controlling Person for any legal or any other expenses reasonably incurred by such holder or such director, officer or participating Person or controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any alleged untrue statement or alleged omission made in the Shelf Registration Statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to Company by such holder specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or such director, officer or participating Person or controlling Person, and shall survive the transfer of such securities by such holder. Each holder of any Warrant Stock, by acceptance thereof, agrees to indemnify and hold harmless Company, its directors and officers and each other Person, if any, who controls Company within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which Company or any such director or officer or any such Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information in writing provided to Company by such holder of such Warrant Stock specifically for use in the following documents and contained, on the effective date thereof, in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, but in an amount not to exceed the net proceeds received by such holder in the offering.

If the indemnification provided for in this Section 9 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The liability of any holder of Warrant Stock hereunder shall not exceed the net proceeds received by it in the offering.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.6(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Termination of Restrictions. Notwithstanding the foregoing provisions of Section 9, the restrictions imposed by this Section upon the transferability of the Warrants, the Warrant Stock and the Restricted Common Stock (or Common Stock issuable upon the exercise of the Warrants) and the legend requirements of
Section 9.1 shall terminate as to any particular Warrant or share of Warrant Stock or Restricted Common Stock (or Common Stock issuable upon the exercise of the Warrants) (i) when and so long as such security shall have been effectively registered under the Securities Act and disposed of pursuant thereto or (ii) when Company shall have received an opinion of counsel reasonably satisfactory to it that such shares may be transferred without registration thereof under the Securities Act. Whenever the restrictions imposed by Section 9 shall terminate as to this Warrant, as hereinabove provided, the Holder hereof shall be entitled to receive from Company, at the expense of Company, a new Warrant without the restrictive legend set forth in Section 9.1(b). Whenever the restrictions imposed by this Section shall terminate as to any share of Restricted Common Stock, as hereinabove provided, the holder thereof shall be

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

entitled to receive from Company, at Company's expense, a new certificate representing such Common Stock not bearing the restrictive legend set forth in
Section 9.1(a).

Representations of GE Capital. GE Capital represents and warrants to Company that: it is purchasing the Warrant solely for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any current distribution thereof (within the meaning of the Securities Act) that would cause the original purchase of the Warrant to be in violation of the securities laws of the United States of America, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Warrant pursuant to a registration statement under Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject to the disposition of its property being at all times within its control.

GE Capital is knowledgeable, sophisticated and experienced in business and financial matters and in investing in privately held and public business enterprises; it has previously invested in securities similar to the Warrant and it acknowledges that the Warrant has not been registered under the Securities Act and understands that the Warrant must be held indefinitely unless it is subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; it is able to afford the complete loss of such investment; and it is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

GE Capital did not make its investment decision to purchase the Warrant based on any form of general solicitation or general advertising used by Company, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Listing on Securities Exchange. If Company shall list (or shall currently have listed) any shares of Common Stock on any securities exchange or Nasdaq, it will, at its expense, list thereon, maintain and, when necessary, increase such listing of, all shares of Common Stock issued or, to the extent permissible under the applicable securities exchange rules, issuable upon the exercise of this Warrant so long as any shares of Common Stock shall be so listed during any such Exercise Period.

SUPPLYING INFORMATION

Company shall cooperate with each Holder of a Warrant and each holder of Restricted Common Stock in supplying such information as may be reasonably necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Warrant or Restricted Common Stock.

LOSS OR MUTILATION

Upon receipt by Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity reasonably satisfactory to it (it being understood that the written agreement of GE Capital shall be sufficient indemnity), and in case of mutilation upon surrender and cancellation hereof, Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to Company for cancellation.

OFFICE OF COMPANY

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

As long as any of the Warrants remain outstanding, Company shall maintain an office or agency (which may be the principal executive offices of Company) where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant.

FINANCIAL AND BUSINESS INFORMATION

Quarterly Information. To the extent Company is not required to file quarterly reports (pursuant to the Exchange Act) with the Commission, Company will deliver to each Holder, as soon as practicable after the end of each of the first three quarters of Company, and in any event within 45 days thereafter, one copy of an unaudited consolidated balance sheet of Company and its subsidiaries as at the close of such quarter, and the related unaudited consolidated statements of income and cash flows of Company for such quarter and, in the case of the second and third quarters, for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year. Such financial statements shall be prepared by Company in accordance with GAAP (without period-end adjustments or footnotes) and accompanied by the certification of Company's chief executive officer or chief financial officer that such financial statements are complete and correct and present fairly the consolidated financial position, results of operations and cash flows of Company and its subsidiaries as at the end of such quarter and for such year-to-date period, as the case may be.

Annual Information. To the extent Company is not required to file annual reports (pursuant to the Exchange Act) with the Commission, Company will deliver to each Holder as soon as practicable after the end of each fiscal year of Company, and in any event within 90 days thereafter, one copy of: an audited consolidated balance sheet of Company and its subsidiaries as at the end of such year, and audited consolidated statements of income and cash flows of Company and its subsidiaries for such year; setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all prepared in accordance with GAAP, and which audited financial statements shall be accompanied by (i) an opinion thereon of the independent certified public accountants regularly retained by Company, or any other firm of independent certified public accountants of recognized national standing selected by Company and (ii) a report of such independent certified public accountants confirming any adjustment made pursuant to Section 4 during such year.

Filings. Company will deliver to Holder promptly upon their becoming available one copy of each report, notice or proxy statement sent by Company to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act), filed by Company with (i) the Commission or (ii) any securities exchange on which shares of Common Stock are listed.

LIMITATION OF LIABILITY

No provision hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the purchase price of any Common Stock or as a stockholder of Company, whether such liability is asserted by Company or by creditors of Company.

MISCELLANEOUS

Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder's rights, powers or remedies. If Company fails to make, when due, any payments provided for hereunder, or fails to comply with any other provision of this Warrant, Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys' fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:

If to any Holder or holder of Warrant Stock, at its last known address appearing on the books of Company maintained for such purpose.
If to Company at
Modem Media.Poppe Tyson, Inc.
230 East Avenue
Norwalk, Connecticut 06855
Attention: Chief Financial Officer
Telecopy Number: (203) 299-7060

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication.

Remedies. Each holder of Warrant and Warrant Stock, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under Section 9 of this Warrant. Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of Section 9 of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

Successors and Assigns. Subject to the provisions of Sections 3.1 and 9, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of Company and the successors and assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and, with respect to Section 9 hereof, holders of Warrant Stock, and shall be enforceable by any such Holder or holder of Warrant Stock.

Amendment. This Warrant and all other Warrants may be modified or amended or the provisions hereof waived with the written consent of Company and the Majority Holders, provided that no such Warrant may be modified or amended to reduce the number of shares of Common Stock for which such Warrant is exercisable or to increase the price at which such shares may be purchased upon exercise of such Warrant (before giving effect to any adjustment as provided therein) without the prior written consent of the Holder thereof.

Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

Governing Law. This Warrant shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its authorized officer.
Dated: August 9, 1999

                                        MODEM MEDIA.POPPE TYSON, INC.
                                        /s/: Robert Allen
                                        President and COO

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